Exhibit 99.6

January 26, 2021

Board of Directors

Marathon Bank

500 Scott Street

Wausau, Wisconsin 54402

Members of the Board of Directors:

RP Financial, LC. (“RP Financial”) previously prepared a conversion valuation appraisal report (the “Original Appraisal”) of Marathon Bank (“Marathon” or the “Bank”) in connection with Marathon’s planned mutual holding company reorganization and stock offering. The valuation date of the Original Appraisal was November 20, 2020, and the Original Appraisal utilized financial data for the Bank as of or for the twelve months ended September 30, 2020.

Subsequent to the filing of the Original Appraisal, certain financial data for Marathon as of or for the period ending September 30, 2020 was revised as reflected in Table 1 attached. The revised financial information will be included in the Bank’s regulatory filings and offering documents, including in the pro forma data and appraisal sections of such filings.

In determining the appraisal impact of the revisions, we evaluated the financial and pro forma “fully converted” pricing ratios and compared the data from the Original Appraisal and have concluded the following: (1) the changes to the financial information and pro forma pricing ratios are not material from an appraisal perspective; and (2) the valuation conclusion as contained in the Original Appraisal remains appropriate. Table 2 attached includes an updated fully-converted pricing table showing the peer group from the Original Appraisal and the pro forma financial and pricing ratios for the Bank using the revised financials.

Respectfully submitted,

RP® FINANCIAL, LC.

James J. Oren
Director

1311-A Dolley Madison Boulevard, Suite 2A	Telephone: (703) 528-1700
McLean, VA 22101	Fax No.: (703) 528-1788
www.rpfinancial.com	Toll-Free No.: (866) 723-0594
E-Mail: mail@rpfinancial.com

Board of Directors

January 26, 2021

Table 1

Marathon Bank

September 30, 2020 Financial Data

	Originally Reported (1)		Revised
	($000)		($000)
Assets	$172,041		$172,095
Equity	21,142		21,196
Net Income (2)	311		365

Valuation Pricing Ratios (3)
Price/Tang. BV	50.40%		50.33%
Price/Earnings	48.04	x	41.99	x
Price/Assets	9.65%		9.64%

(1)	As contained in the Original Appraisal.
(2)	3 months ended September 30, 2020
(3)	Fully-converted basis, at midpoint of the valuation range.

Board of Directors

January 26, 2021

Table 2

Marathon Bancorp, Inc. Public Market Pricing Versus Peer Group (Fully Converted Basis)

As of November 20, 2020

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
			Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Tang. Eq./	NPAs/	Reported		Core
			Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Marathon Bancorp, Inc.
Supermaximum			$10.00	$23.81	$0.15	$17.17	65.76		58.24	12.41	58.24	65.76		$0.00	0.00	0.00	$192	21.31	0.61	0.19	0.89	0.19	0.89
Maximum			10.00	20.70	0.19	18.42	52.06		54.29	10.95	54.29	52.06		0.00	0.00	0.00	189	20.17	0.61	0.21	1.04	0.21	1.04
Midpoint			10.00	18.00	0.24	19.87	41.99		50.33	9.64	50.33	41.99		0.00	0.00	0.00	187	19.16	0.62	0.23	1.20	0.23	1.20
Minimum			10.00	15.30	0.30	21.82	33.29		45.83	8.30	45.83	33.29		0.00	0.00	0.00	184	18.12	0.63	0.25	1.38	0.25	1.38

Thrift Industry
Averages			$21.22	$536.98	$1.88	$19.68	13.66		92.54%	11.71%	102.08%	13.89		$0.41	2.53%	48.14%	$5,269	11.70%	0.68%	0.85%	7.01%	0.88%	6.83%
Medians			$14.07	$177.99	$0.98	$15.86	11.97		84.09%	10.43%	93.15%	12.29		$0.32	2.36%	35.71%	$1,842	10.24%	0.54%	0.77%	5.99%	0.78%	5.99%

Comparable Group
Averages			$15.19	$55.53	$1.13	$18.49	12.17		82.38%	10.75%	84.29%	12.37		$0.35	2.36%	67.62%	$625	12.72%	0.60%	0.68%	0.68%	0.66%	5.91%
Medians			$14.20	$44.39	$1.15	$16.88	12.32		80.77%	8.78%	83.16%	12.50		$0.35	2.45%	35.71%	$608	11.34%	0.44%	0.62%	0.62%	0.60%	5.65%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	$13.74	$47.30	$0.17	$14.34	NM		95.82%	21.98%	95.82%	NM		NA	NA	250.00%	$232	22.94%	0.55%	0.32%	0.32%	0.27%	1.07%
ESBK	Elmira Savings Bank	NY	$11.50	$40.51	$1.09	$17.01	10.55	x	67.62%	6.01%	85.13%	10.56	x	$0.60	5.22%	83.49%	$674	8.90%	NA	0.60%	0.60%	0.60%	6.44%
HMNF	HMN Financial, Inc.	MN	$16.25	$75.23	$1.84	$20.91	8.93	x	77.70%	8.75%	78.39%	8.82	x	$0.00	0.00%	NA	$898	11.26%	0.38%	1.03%	1.03%	1.04%	8.95%
HFBL	Home Federal Bancorp, Inc. of Louis	LA	$26.00	$40.95	$2.10	$29.74	11.82	x	87.44%	8.24%	87.44%	12.36	x	$0.66	2.54%	29.55%	$542	9.43%	NA	0.80%	0.80%	0.76%	7.37%
HVBC	HV Bancorp, Inc.	PA	$14.50	$29.17	$1.87	$16.75	7.55	x	86.56%	6.35%	86.56%	7.77	x	NA	NA	NA	$508	7.33%	0.49%	1.02%	1.02%	0.99%	11.54%
IROQ	IF Bancorp, Inc.	IL	$20.28	$65.71	$1.34	$25.78	13.89	x	78.66%	9.05%	78.66%	15.15	x	$0.30	1.48%	20.55%	$726	11.51%	0.24%	0.64%	0.64%	0.59%	5.10%
MSVB	Mid-Southern Bancorp, Inc.	IN	$13.89	$41.48	$0.35	$15.20	NM		91.40%	20.45%	91.40%	NM		$0.08	0.58%	21.62%	$218	22.38%	1.19%	0.56%	0.56%	0.52%	2.20%
PROV	Provident Financial Holdings, Inc.	CA	$13.60	$101.21	$0.87	$16.75	15.63	x	81.18%	8.55%	81.18%	15.63	x	$0.56	4.12%	64.37%	$1,184	10.53%	0.38%	0.58%	0.58%	0.58%	5.35%
SVBI	Severn Bancorp, Inc.	MD	$6.79	$87.03	$0.42	$8.45	16.17	x	80.35%	9.27%	81.18%	16.00	x	$0.16	2.36%	38.10%	$939	11.53%	1.57%	0.63%	0.63%	0.64%	5.11%
WVFC	WVS Financial Corp.	PA	$15.38	$26.72	$1.22	$19.94	12.81	x	77.11%	8.81%	77.11%	12.65	x	$0.40	2.60%	33.33%	$332	11.42%	0.00%	0.59%	0.59%	0.60%	5.96%

(1)  Closing price at date indicated.

(2)  Core earnings reflect net income less non-recurring items

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core eamings. P/E and P/Core =NM if the ratio is negative or above 35x.

(4)  Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month eamings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7)  Financial information is as of or for the 12 months ended June 30, 2020.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2020 by RP® Financial, LC.